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                                                                   EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

                                                                       STATE
     COMPANY NAME                                                  INCORPORATED
     ------------                                                  ------------
Waddell & Reed, Inc...............................................   Delaware
Waddell & Reed Services Company...................................   Missouri
Waddell & Reed Investment Management Company......................    Kansas
Waddell & Reed Financial Services, Inc............................   Missouri
Fiduciary Trust Company of New Hampshire.......................... New Hampshire

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(1) Excludes other subsidiaries which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary.